Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Focus Universal, Inc.

We consent to the incorporation by reference in this Registration Statement of Focus Universal, Inc. (“the Company”) on Form S-3 of our report dated April 20, 2021 with respect to our audits of the consolidated balance sheets as of December 31, 2020 and 2019, and consolidated statements of operations, stockholders’ equity and cash flows for the years then ended appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

October 8, 2021